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                                                                   EXHIBIT 10.43



                              DATED 12th MAY, 1993





                              (1)  SYLVANIA LIGHTING S.A.

                              (2)  N. SCOULAR






                    _______________________________________

                               SERVICE AGREEMENT

                    _______________________________________

                         Draft 11:22/03/93







                                   Clifford Chance
                                   200 Aldersgate Street
                                   London
                                   EC1A 4JJ

                                   Tel: 071 600 1000
                                   Fax: 071 600 5555
                                   Ref: JZB/SHJ/C0791/04327




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This Agreement is made on 12th May, 1993.

BETWEEN:

1) SYLVANIA LIGHTING S.A. incorporated under the laws of Switzerland, whose principal place of business is situated at 20 route de pre-bois, 1215 Geneva 15 (Airport) Switzerland (the "Company"); and

2) NORMAN SCOULAR of Ash Green, Ladythorn Crescent, Bramhall, Cheshire SK7 2HB (the "Executive").

WHEREAS the Company has invited the Executive to serve the Group as Chief Executive Officer of the Company with effect from the date of this Agreement (the "Effective Date") on the terms and conditions described in this Agreement and the Executive has agreed to do so.

IT IS HEREBY AGREED AS FOLLOWS

1.   INTERPRETATION
1.1. In this Agreement:

     "Acquisition Agreement" means the amended and restated Stock Purchase Agreement for the sale and purchase of IL dated as of 6th August 1992 and made between GTE Corporation and GTE International Incorporated (1) and Sylvania Lighting International B.V. (2);

     "associated company" means a subsidiary and any other company which is for the time being a holding company (as defined by the Companies Act 1985) of the Company or another subsidiary of any such holding company;

     "Board" means the Board of Management ("bestuur") for the time being of Sylvania Lighting International B.V.;

     "Budget" means the consolidated profit and loss account and balance sheet and cash flow statements in relation to the Group to be prepared in respect of each financial year of the Company which are approved and adopted by the Board as the budget for the next financial year of Sylvania Lighting International B.V.;

     "Contractual Bonus" means the annual contractual bonus payable by the Company to the Executive in accordance with the terms and conditions of Clause 7.2 of this Agreement based upon the Group's financial performance against the relevant year's Budget;

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     "Discretionary Bonus" means the bonus which is calculated in accordance with the criteria set out or referred to in, and which is payable by the Company to the Executive in accordance with, the terms and conditions of Clause 7.3 of this Agreement;

     "Extraordinary Items" means in relation to the Group, any items which should be treated as extraordinary items in the consolidated accounts of the Group, in accordance with generally accepted accounting principles;

     "Flowil Directors Agreement" means the agreement of even date herewith to be entered into by the Executive (1) and Flowil International Lighting (Holding) B.V. (2);

     "Flowil International Lighting (Holding) B.V." means Flowil International Lighting (Holding) B.V. a private limited liability company incorporated under the laws of the Netherlands and established in Amsterdam whose registered office is situated at "Atrium" Building, 2nd Floor, Strawinskylaan 3037, 1077 ZX Amsterdam, The Netherlands;

     "Group" means all or any of Sylvania Lighting International B.V. its subsidiaries (including the Company) and associated companies from time to time;

     "GTE" means GTE Corporation, GTE Products Corporation and GTE International Incorporated and each of their respective subsidiaries;

     "IL" means the international component of the EPG lighting business of GTE to be purchased by the Company pursuant to the terms and conditions of the Acquisition Agreement;

     "Profit" means the consolidated profits of the Group for the relevant financial year before deductions in respect of taxation but after deductions in respect of interest as shown in the audited consolidated accounts of the Group calculated in accordance with all relevant Statements of Standard Accounting Practice consistently applied for that period and before extraordinary items;

     "Remuneration Committee" means the committee of the Board appointed to deal with, inter alia, the calculation of the Contractual Bonus and the Discretionary Bonus and comprising of the Chairman of Sylvania Lighting International B.V. from time to time and not less than two non-executive directors of Sylvania Lighting International B.V. from time to time designated by the Board to act on such committee;

     "subsidiary" means subsidiary (as defined by the Companies Act 1985) for the time being of Sylvania Lighting International B.V.;


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     "Sylvania Directors Agreement" means the agreement of even date herewith to be entered into by the Executive (1) and Sylvania Lighting International B.V. (2);

     "Sylvania Lighting International B.V." means Sylvania Lighting International B.V., a private limited liability company incorporated under the laws of the Netherlands and established in Amsterdam, the Netherlands whose registered office is situate at Apollolaan 171, 1077 AS, Amsterdam, PO Box 7301, 10007 JH Amsterdam;

     "Tax" means any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any fine, penalty, surcharge or interest in relation thereto and including any payments to be made in respect of social security liabilities and social charges) imposed by a Taxation Authority;

     "Taxation Authority" means any local, municipal, governmental, state, federal or other body or authority (whether in the United Kingdom or elsewhere) which imposes Tax.

1.2. The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.   APPOINTMENT AND EFFECTIVE DATE

2.1. This Agreement shall take effect on the Effective Date.

2.2. The Company shall employ the Executive, the Executive shall accept employment by the Company and the Executive shall serve the Group as Chief Executive Officer upon the terms and conditions set out in this Agreement with effect from the Effective Date.

2.3. The Company undertakes to appoint the Executive (or to procure that the Executive is appointed) as Chief Executive Officer of the Group upon the Effective Date.

3.   TERM

     The employment of the Executive (subject to termination as provided below) shall commence on the Effective Date and shall continue thereafter unless and until terminated by either party giving to the other not less than twelve months' notice in writing to expire at anytime on or after the second anniversary of the Effective Date.

4.   DUTIES AND POWERS

4.1. From the Effective Date, the Executive shall have such powers and duties delegated to him by the Board as the Board may from time to time consider necessary to enable the Executive to manage the Group on a worldwide and comprehensive management basis. The Executive


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     may be required to spend at least one day per month at the operational headquarters of each of Sylvania Lighting International B.V. and Flowil International Lighting (Holding) B.V. in order to carry out administrative and managerial functions in relation to each of the above-mentioned companies.

4.2. The Executive shall at all times during the continuance of his employment hereunder, exercise the powers and duties delegated to him in accordance with the internal regulations of the Board from time to time in force.

5.   OBLIGATIONS
     During the continuance of this Agreement the Executive shall, unless otherwise prevented by ill-health or accident or, in the case of Clause 5.1 only, unless agreed by the Board:-

     5.1. Devote the whole of his time, skill, ability and attention during business hours to the business of the Group;

     5.2 Conform to and comply with the directions and regulations of the Board;

     5.3 Faithfully serve the Group and promote, develop and protect its interests at all times.

6.   INFORMATION
     The Executive shall at all times promptly give to the Board all information, advice and explanations as the Board may from time to time require in connection with the affairs of the Group and as to the employment of the Executive with the Company under this Agreement.

7.   REMUNERATION
7.1. The Executive shall be entitled, by way of remuneration for his services under this Agreement, to a basic salary (the "Basic Salary") of pound sterling 175,000 per annum inclusive of any representation allowance payable by the Company in respect of the Executive and inclusive of all directors' fees payable to him under the articles of association of any member of the Group. The Basic Salary shall be reduced on a pound sterling 1 for pound sterling 1 basis by any amount payable to the Executive by Sylvania Lighting International B.V. and Flowil International Lighting (Holding) B.V. under the terms of the Flowil Directors Agreement and the Sylvania Directors Agreement. The Basic Salary, subject to any deductions required by virtue of this Clause 7.1, by law or pursuant to the provisions of Clause 7.4, shall be paid at monthly intervals on the last day of each month in arrears to a bank account notified in writing by the Executive to the Company. The Basic Salary will be revised annually from the Effective Date in line


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     with the figure for the Retail Prices Index published by the Department of
     Employment of the United Kingdom immediately prior to the date of each such revision.

7.2. The Executive will be entitled to receive a Contractual Bonus being a sum equal to 50% of the Basic Salary subject to satisfaction of the following conditions:-

     7.2.1. THE FIRST INSTALMENT OF THE CONTRACTUAL BONUS, being a sum equal to one third of the total amount of the Contractual Bonus, shall be payable to the Executive ON CONDITION THAT the Profit and net cash flow from operating activities of the Group (as set out in FRS 1 (Financial Reporting Statements 1) on cash flow statements in force from time to time for the six month period commencing on the first date of the then current financial year of the Group in respect of which the Contractual Bonus is calculated is equal to or exceeds the figure shown for such six month period in the relevant year's Budget. If the first instalment of the Contractual Bonus is payable to the Executive, it shall be paid by the Company to the Executive on the first salary payment date following after the date of the meeting of the Board at which the Board approved the management accounts of the Group for the said six month period.

     7.2.2. THE SECOND INSTALMENT OF THE CONTRACTUAL BONUS, being a sum equal to the total amounts of the Contractual Bonus (less any sum paid in the first instalment) shall be payable to the Executive ON CONDITION THAT the Profit and net cash flow from operating activities of the Group (as set out in FRS 1 (Financial Reporting Statements 1) on cash flow statements in force from time to time) for the then current financial year of the Group in respect of which the Contractual Bonus is calculated is equal to or exceeds the figure shown in the relevant year's Budget. If the second instalment of the Contractual Bonus is payable to the Executive, it shall be paid by the Company to the Executive on the first salary payment date following after the date of the meeting of the Shareholders of Sylvania Lighting International B.V. at which the shareholders adopted the audited accounts of the Group for the relevant financial year of the Group by reference to which the Contractual Bonus was calculated.

7.3. The Executive will be entitled to receive a Discretionary Bonus of 50% of the Basic Salary in the event that the Remuneration Committee determines in its sole discretion that such a payment is appropriate having regard to, amongst other things, the Executive's performance. The Executive's performance will be measured against, amongst other things:

     7.3.1.   Overall implementation of the Company's strategic plans;

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     7.3.2.    The quality of the relationship maintained with key licensors and technical partners of those members of the Group; and

     7.3.3     Management recruitment and development.

     The Discretionary Bonus shall be paid, if appropriate, by the Company to the Executive on the first salary payment date following after the date of the meeting of the shareholders of the Company at which the shareholders approved the accounts of the Group for the previous financial year of the Group.

7.4 If the performance by the Executive of the duties to be carried out by him pursuant to the terms of this Agreement (a) leads to the Executive being assessed to pay Tax on part or all of the benefits accruing to the Executive under this Agreement (including, for the avoidance of doubt, the Basic Salary) to a Taxation Authority operating in a country other than the United Kingdom; and (b) the economic effect on the Executive (as determined by the Auditors of the Company from time to time) of the payment by the Executive of such Tax is greater or less than it would otherwise have been had the said Tax been calculated according to the principles and practices imposed or adopted by the Taxation Authority operating in the United Kingdom at that time on the basis that the Executive had been carrying out the duties to be performed by him in the United Kingdom:

     7.4.1. In the event that the amount so assessed is greater, the Company shall pay to the Executive as soon as reasonably practicable following either the date of such determination by such Auditors or the date on which the Executive is due to pay such Tax, whichever is the later, such amount is as determined by the said Auditors being the amount required to compensate the Executive for any increased payment (including any Tax liability thereon) required to be made by him in respect thereof; and

     7.4.2. In the event that the amount so assessed is less, the Company shall deduct from the Basic Salary and, if necessary, any bonus payments due to be made to the Executive pursuant to the provisions of this Agreement as soon as reasonably practicable following the date of such determination by the Auditors a sum equal to the difference between the amount of any such reduced payment required to be made to the relevant Taxation Authority in respect thereof and the amount of any payment which would otherwise be required to be made to the United Kingdom Taxation Authority had the Executive been assessed to Tax by such authority.

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     7.4.3.    Should the Company decide to implement any change which would result in the Tax residency of the Executive being changed to another Tax residence, the Company shall before implementing any such change, consider the implications for the Executive of implementing any such change and the Company may take such steps as it considers to be in the best interests of the Company to protect the Tax residency of the Executive.

7.5. The Executive agrees to take all reasonable and prudent steps to minimise and/or reduce any liability to Tax to which the Executive may be subject from time to time on the Basic Salary and any other benefits accruing to the Executive pursuant to the provisions of this Agreement as a result of his appointment hereunder.

8.   PENSIONS AND PRIVATE MEDICAL INSURANCE

8.1. The Executive shall be entitled to become a member of a non-contributory private retirement benefits plan with life cover of the Executive's choosing and the Company shall pay the cost of such cover up to a maximum amount in each year equal to 10% of the Basic Salary.

8.2. The Company shall pay for private medical insurance cover for the Executive and the Executive's spouse and children while aged under 21 years and in full-time education pursuant to a scheme of the Company's choosing with a premium cost (which the Company shall pay) not exceeding 5% of the Basic Salary in each year calculated on a pro rata basis. For the avoidance of doubt, the Executive shall be responsible for any Taxation levied upon him or his spouse or children as aforesaid in respect of such benefit, subject to the provisions of Clause 7.4.

9.   EXPENSES AND CAR

9.1. The cost of all reasonable travel and accommodation expenses of the Executive incurred by the Executive whilst carrying out his functions and duties hereunder will be borne by the Company.

9.2. The Company shall, subject to the provisions of Clause 9.3, provide for the Executive's business and private use, an XJ6 Jaguar car or equivalent vehicle. The car will be replaced every 3 years or 60,000 miles, whichever is sooner. All costs of repair, maintenance, road tax and insurance and all charges for petrol and oil used in the running of the car shall be paid by the Company. It will be the responsibility of the Executive, at the Company's expense, to maintain the car in good running order. The Executive shall take good care of the car and ensure that the provisions and conditions of any insurance policy relating to it are observed. The Executive shall return the car and its keys to the Company immediately upon termination of his employment, whatever the reason or basis for such termination.

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9.3.      If the Executive so requests the Company from time to time, the
          Company shall provide the Executive with a cash payment in lieu of the provision of the vehicle referred to in Clause 9.2. The cash payment shall be paid during the term of the Executive's employment hereunder by the Company to the Executive at monthly intervals on the last day of each month to a bank account notified in writing by the Executive to the Company and shall be of such amount as is agreed on by the Company and the Executive, or in default of agreement of such amount as is determined by Arthur Andersen & Co., chartered accountants, appointed at the request of either the Executive or the Company, whose decision shall be final and binding on the parties (except in the case of manifest error) and whose costs shall be borne equally by the Company and the Executive.

10.       HOLIDAYS

          The Executive shall be entitled to 4 weeks annual holiday, in addition to normal United Kingdom statutory holidays. Holiday entitlement shall accrue on a pro rata basis each calendar year.

11.       SECRETS AND CONFIDENTIAL INFORMATION

11.1. Except by written approval of the Board, the Executive shall not at any time during or after the period of his employment under this Agreement disclose the private affairs or secrets of any member of the Group or any of their respective suppliers, agents, distributors or customers, other than in relation to proper and necessary management consultation, to anyone other than to members of the Board from time to time.

11.2. Except by written approval of the Board, the Executive shall not at any time during or after the period of his employment under this Agreement make or procure that there is made any press, radio or television statement, except where the content is wholly of a trade nature in connection with products, components or technology of the Group.

12.       COMPANY PROPERTY

          The Executive shall promptly, whenever requested by the Board, deliver up to the Board all statistics, documents and working papers concerning the business of any member of the Group or any of their respective suppliers, agents, distributors or customers and any other property of the Group in his possession. The Executive will not be entitled to retain copies of any such documents.

13.       INVENTIONS

13.1. It shall be part of the normal duties of the Executive at all times to consider in what manner and by what new methods or devices the products, services, procedures, equipment and systems of any member of the Group might be improved. Any inventions, discovery, design,

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          design right or literary work made by the Executive or involving the
          Executive during his employment under this Agreement shall be the absolute property of the relevant member of the Group and must be disclosed immediately to the Board.

13.2. Where any discovery or innovation made by the Executive pursuant to the provisions of Clause 13.1 could be protected by, for example, obtaining patent protection the Executive shall give and supply all such information, data, drawings and assistance as may be required to enable the Company to obtain such protection at the Company's expense.

14.       GROUNDS FOR TERMINATION

14.1. The Company may terminate the Executive's employment at any time without compensation or notice or payment in lieu of notice in only the following circumstances:-

          14.1.1. if the Executive has an interim receiving order determined against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors or has any equivalent order made or takes any equivalent action in any jurisdiction; or

          14.1.2. if the Executive becomes of unsound mind or becomes a patient under the Mental Health Act 1983 or any equivalent legislation in any jurisdiction; or

          14.1.3. if the Executive is convicted of a criminal offence (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or

          14.1.4. if the Executive is guilty of any gross default or gross misconduct in connection with or affecting the business of any member of the Group to which he is required by this Agreement to render services; or

          14.1.5. in the event of any material breach by the Executive of the terms of this Agreement: for the purposes of this sub-clause
                    14.1.5 only, a breach shall be a "material breach" if the reputation, prospects or commercial activities of any member of the Group and/or the Group as a whole is materially adversely affected thereby; or

          14.1.6. if the Executive is disqualified from holding office in another company in which he is concerned or interested because of wrongful trading under the Insolvency Act 1986 or any equivalent legislation in any jurisdiction; or

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          14.1.7.   if the Executive is convicted of an offence under the
                    Companies Securities (Insider Dealing) Act 1985 or under any other present or future statutory enactment or regulations relating to insider dealings or any equivalent legislation, enactments or regulations in any jurisdiction; or

          14.1.8. if the Executive resigns as a director of any member of the Group otherwise than at the request of the Company.

14.2. Upon the termination by whatever means of this Agreement the Executive shall not without the consent of the Company at any time thereafter represent himself still to be connected with or interested in the business of the Group except and for so long only as the Executive remains the beneficial owner of any shares in the capital of Sylvania Lighting International B.V. and then only in respect of his capacity as such a shareholder, and in no other capacity.

14.3. The Company hereby acknowledges that if this Agreement is terminated by the Company other than as a result of any of the circumstances set out in Clause 14.1:-

          14.3.1. AT ANY TIME PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, the Executive shall be entitled to receive compensation for loss of office calculated from the date of such termination up to and including the date of the second anniversary of the Effective Date, free and clear of any set off or other deductions; or

          14.3.2. AT ANY TIME AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE BUT PRIOR TO THE SECOND ANNIVERSARY OF THE EFFECTIVE DATE, the Executive shall be entitled to receive compensation for loss of office calculated in respect of the full twelve month period free and clear of any set off or other deductions regardless of the date of termination of the Executive's employment within the said twelve month period.

          The Executive hereby acknowledges that in the event that this Agreement is terminated by the Company at any time other than as a result of any of the circumstances set out in Clause 14.1 any compensation for loss of office which the Executive may thereby be entitled to receive shall take into account only those benefits referred to in Clauses 7, 8 and 9 of this Agreement.

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15.       SICKNESS

15.1. Subject to the provisions of Clause 15.3, if the Executive is prevented at any time from performing his duties under this Agreement due to any illness or other like cause incapacitating the Executive from attending to his duties, he shall, if so requested by the Board, furnish the Board with medical evidence of such incapacity.

15.2. If the Executive continues to be so incapacitated for a period of 9 months, the Board shall be entitled to terminate the employment of the Executive under this Agreement.

15.3. In the case of frequent or prolonged absence of the Executive as determined by the Board, the Board may ask the Executive for medical evidence of his future fitness for work. If this evidence shows the Executive is unfit for work, in the reasonable opinion of the Board, the Company may terminate the Executive's employment hereunder by serving due notice.

15.4. The Company shall, at its own expense, arrange for reasonable permanent health insurance cover for the Executive pursuant to a scheme of the Company's choosing having regard to the position occupied by the Executive in the Company and the terms of his appointment hereunder.

16.       PROVISIONS AFTER TERMINATION

          The Executive hereby agrees that he will not at any time after termination of this Agreement, either personally or by his agent or on behalf of any other person directly or indirectly:

16.1. Interfere with or do business with any person, firm or company who has at any time during the twelve month period immediately prior to such termination done business with any member of the Group; or

16.2. endeavour to entice away from the Company any person who has at any time during the two year period immediately prior to such termination been employed or engaged by any member of the Group in a managerial capacity.

17.       RESTRICTIVE COVENANTS

          The Executive covenants with the Company that he will not:

17.1. at any time whilst he is employed under this Agreement either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly carry on or be engaged in any other activity or business; nor

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17.2.     for the period of 12 months after ceasing to be employed under this
          Agreement (howsoever cessation arises and whether or not in breach of this Agreement) either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly carry on or be engaged in any activity or business which shall be in competition with the business of manufacturing and selling lighting products or fixtures carried on by any member of the Group at the date of such cessation of employment or which has as its predominant trade the business of manufacturing and selling lighting products or fixtures.

18.       HOLDING OF SHARES OR INDEBTEDNESS IN OTHER COMPANIES

          Without prejudice to the provisions of Clause 17, this Agreement shall not prevent the Executive from holding or being otherwise interested in any shares or instrument of indebtedness in any other company whilst the employment of the Executive hereunder continues, provided that (without the prior written approval of the Board) the Executive's interest in such shares or instrument of indebtedness does not extend to more than 3 per cent of the total amount of such shares or such indebtedness which is from time to time in issue or outstanding (as the case may be) and provided also that the Executive has no role in the management of any such company or its Board of Directors and such company is not engaged in any business which is of a similar nature to or competitive with that carried on by any member of the Group.

19.       GRIEVANCE

          In the event the Executive wishes to seek redress of any grievance relating to his employment, he should lay his grievance in writing before the Board who will offer the Executive the opportunity of a full and fair hearing, before giving a final and binding decision.

20.       NOTICES

20.1. Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by telex to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the Executive his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this Clause).

20.2. Any notice delivered personally shall be deemed to be received when delivered to the address provided in Clause 20.1 and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting (6 days if sent air mail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice

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          sent by telex shall be deemed to have been received on receipt by the sender of the correct "answerback".

21.       MISCELLANEOUS

21.1. This Agreement is governed by and shall be construed in accordance with the laws of England.

21.2. This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

21.3. The Company undertakes to procure that if the Executive is appointed to act as a director under the articles of association of any member of the Group (other than Sylvania Lighting International B.V. and Flowil International Lighting (Holding) B.V.) from time to time such company shall indemnify the Executive in his capacity as a director of such company on substantially similar terms to the indemnity set out in Clauses 7 of each of the Flowil Directors Agreement and the Sylvania Directors Agreement.

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AS WITNESS the hand of the parties or their duly authorised representatives, the day and year first before written.

SIGNED BY EDWARD BARTLETT AND                /s/ Edward Bartlett
          ROBERT SCHAPPI                     /s/ Robert Schappi
for and on behalf of
SYLVANIA LIGHTING S.A.
in the presence of:-


Signature of Witness:    /s/ Marie-Christine Metral

Name of Witness:         MARIE-CHRISTINE METRAL

Address of Witness:      99, CHEMIN DE CORBAZ
                         74160 COLLONAES-SOUS-SALEVE
                         FRANCE

Occupation:              SECRETARY


SIGNED by NORMAN SCOULAR                     /s/ Norman Scoular
in the presence of:-


Signature of Witness:    /s/ Gordon Anderson

Name of Witness:         GORDON ANDERSON

Address of Witness:      4, PLYMOUTH DRIVE
                         BRAMHALL
                         CHESHIRE

Occupation:              MANAGING DIRECTOR

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